Exhibit 10.6

AMENDMENT TO THE

CASUAL MALE RETAIL GROUP, INC.

1992 STOCK INCENTIVE PLAN, AS AMENDED

THIS AMENDMENT, made effective as of this 12th day of April, 2011, by CASUAL MALE RETAIL GROUP, INC., a Delaware corporation (the “Company”) to the CASUAL MALE RETAIL GROUP, INC. 1992 STOCK INCENTIVE PLAN, AS AMENDED (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company established the Plan for the purpose of encouraging and enabling officers, employees and directors of the Company and its Subsidiaries to acquire a proprietary interest in the Company.

WHEREAS, pursuant to Section 11 of the Plan, the Company reserved the right to amend the Plan;

NOW, THEREFORE, effective as of April 12, 2011, the Plan shall be amended as follows:

1. Section 5(a)(iv)(B) of the Plan shall be amended to read as follows:

“(B) If and to the extent permitted by the Committee, with shares of Stock owned by the Optionee, or the withholding of shares of Stock that otherwise would be delivered to the Optionee as a result of the exercise of the Option. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or”

2. In all other respects, the Plan shall remain unchanged by this Amendment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first written above.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ Dennis R. Hernreich
Name:	Dennis R. Hernreich